Exhibit 10.1
December 31, 2010

William J Smutny
PO Box 540
23 Main Street
Mendon, MA 01756

Dear Bill:

As we have discussed, your employment with SeraCare Life Sciences, Inc. (the "Company"), will terminate effective December 31, 2010 (the “Separation Date”).  At this time, the company is extending this severance agreement offer to you.  The purpose of this letter is to confirm this agreement between you and the Company concerning your severance arrangements, as follows:

1.           Final Salary and Vacation Pay.  You acknowledge that you have received pay for all work you have performed for the Company during any payroll period, to the extent not previously paid, as well as pay, at your final base rate of pay, for the vacation days you had earned, but not used, as of the Separation Date each as determined in accordance with Company policy and as reflected on the books of the Company.

2.           Severance Benefits.  In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it and under the agreement between you and the Company captioned Employee Confidentiality Agreement which you signed on October 2, 2006 (the "Employee Agreement"), the Company will provide you the following severance pay and benefits:

(a)   The Company will pay you the gross amount of $124,000.00. Payments will be made in equal amounts over the next 13 regularly scheduled Company paydays following the effective date of this Agreement, provided you timely sign and return it to me as described in the last sentence of this letter.  Each biweekly payroll, a live check will be sent to you.
(b)  The Company has agreed to pay your first month of COBRA premium(s), contingent upon your timely election of COBRA and submitting a signed and dated COBRA election form to the Company as indicated in the COBRA notification.  Thereafter, you will be responsible for timely payment of COBRA premium(s) as indicated in the COBRA notification form should you desire to continue COBRA coverage.

3.           Withholding.   All severance payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other deductions authorized by you.

4.           Acknowledgements and Affirmations.   You acknowledge and agree that the payments provided under paragraph 1 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed to you.  You further acknowledge that you have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws, and that there has been no retaliation as a result of, interference with, or restraint of your use of such leave.  You affirm that you have no known workplace injuries or occupational diseases.  You affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers and employees.  You and the Company each acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.  To the extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies.

5.           Status of Employee Benefits and Paid Time Off.  Your participation in all employee benefit plans of the Company has ended as of the Separation Date, in accordance with the terms of those plans.  You will not continue to earn vacation or other paid time off after the Separation Date.

6           Non-Disparagement.  You agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except (i) to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others or (ii) as required by order of a court of competent jurisdiction or to the extent necessary to comply with required reporting of this Agreement to governmental administrative, regulatory or taxing authorities or (iii) as otherwise required by law. You also agree that, during the Severance Pay Period and thereafter, you will not disparage or criticize the Company, its business, its management or its products, and that you will not otherwise do or say anything that could disrupt the good morale of Company employees or harm its interests or reputation.

7.           Return of Company Documents and Other Property.   In signing this Agreement, you represent and warrant that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business (whether present or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company in your possession or control.  Further, you represent and warrant that you have not retained any copy of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise).  Recognizing that your employment with the Company has ended, you agree that you will not, for any purpose, attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system.  Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

8.           Release of Claims.

(a)           In consideration of the severance pay and other benefits to be provided you in accordance with this Agreement, to which you are not otherwise entitled, you hereby release and forever discharge the Company and its subsidiaries and other affiliates, all of the respective past, present and future officers, directors, shareholders, partners, members, managers, employees, agents, employee benefit plans, representatives, successors and assigns of the foregoing and all others connected with any of them (all, collectively, the “Company Released”), both individually and in their official capacities, from any and all causes of action, rights or claims which you have had in the past, now have, or might now have, whether known or unknown, through the date of your signing of this Agreement, in any way resulting from, arising out of or connected with your employment by the Company or its termination or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Worker’s Benefit Protection Act (“ADEA”), the Family and Medical Leave Act, the Massachusetts Fair Employment Practice Act, the Massachusetts Wage Payment Act, the North Carolina Equal Employment Practices Act, the North Carolina Persons with Disabilities Protection Act, the North Carolina Retaliatory Employment Discrimination Law, the North Carolina Wage and Hour Act, and/or the United States, Massachusetts, and North Carolina Constitutions.

(b)           If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which you are a party.

(c)           This Agreement, including the release of claims set forth in this Section 8, creates legally binding obligations and the Company therefore advises you to consult an attorney before signing this Agreement.  In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

9.           Miscellaneous.

(a)           This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Employee Agreement which shall remain in full force and effect in accordance with their terms.

(b)           This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

(c)           The obligation of the Company to make payments to you or on your behalf under this Agreement is expressly conditioned on your continued full performance of your obligations under this Agreement and under the Employee Agreement.

(d)           If any provisions of this Agreement are declared unenforceable by a court of competent jurisdiction, then such provisions will be deemed to be removed from the Agreement and the remaining provisions will be unaffected and remain valid and binding upon both parties.

If the terms of this Agreement are acceptable to you, please sign and date it and return it to me within twenty-one days of the date you receive it.  You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing.  If you do not revoke it, then, at the expiration of that seven-day period, this letter will take effect as a legally-binding agreement between you and the Company on the basis set forth above.  The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

SeraCare Life Sciences, Inc.

By: /s/ Kathi Benjamin
Kathi Benjamin, Vice President, Human Resources

Accepted and agreed:

Signature:  /s/ William J. Smutny
William J. Smutny

Date:  December 30, 2010